Exhibit 1S-6.B

INDEPENDENT CONTRACTOR SERVICES AGREEMENT

THIS INDEPENDENT CONTRACTOR SERVICES AGREEMENT (this “Agreement”) dated as of April 1, 2023 (the “Effective Date”), is entered into between Columbia Care Inc., a British Columbia corporation (“Columbia Care”), and Ceres Coin LLC, a Delaware Limited Liability Company (“Contractor”). Each of Columbia Care and Contractor may be referred to individually as a “Party”, and, collectively, as the “Parties”.

1.	Services.

1.1       Engagement of Services. Columbia Care hereby engages Contractor, and Contractor agrees, to perform such services as are set forth in Exhibit A (the “Services”). The Services shall be performed at the direction of Jesse Channon, Columbia Care’s Chief Growth Officer, or a designated representative. All Services shall be performed in a professional manner consistent with the level of care, skill, practice, and judgment exercised by other professionals performing services of a similar nature under similar circumstances by personnel with requisite skills, qualifications and licenses needed to carry out such work. The Services and all deliverables shall materially conform to any mutually agreed upon specifications or descriptions of Services.

2.	Compensation.

2.1       Service Fee. In consideration for Services rendered hereunder, as full and complete compensation for the performance of all Services and all other obligations undertaken by Contractor hereunder, Columbia Care agrees to pay Contractor at a rate of Thirty Thousand Dollars ($30,000.00 USD) per month. Contractor will invoice Columbia Care within ten (10) days of the end of each month during the term for Services rendered by Contractor during the immediately preceding month, and Columbia Care shall pay such amounts no later than thirty (30) days after Columbia Care’s receipt of such invoice.

2.2       Expenses. Columbia Care will reimburse Contractor’s reasonable, pre- approved expenses incurred in performing the Services, including but not limited to reasonable travel expenses, no later than thirty (30) days after Columbia Care’s receipt of Contractor’s invoice, provided that reimbursement for expenses may be delayed until such time as Contractor has furnished such documentation for authorized expenses as Columbia Care may reasonably request.

3.       Independent Contractor Relationship. Contractor’s relationship with Columbia Care is that of an independent contractor, and nothing in this Agreement is intended to, or shall be construed to, create a partnership, agency, joint venture, employment, or similar relationship. Contractor will not be entitled to any of the benefits that Columbia Care may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. Contractor is not authorized to make any representation, contract, or commitment on behalf of Columbia Care unless specifically requested or authorized in writing to do so by Columbia Care. Contractor is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state, or local tax authority with respect to the performance of services and receipt of fees under this Agreement. No part of Contractor’s compensation will be subject to withholding by Columbia Care for the payment of any social security, federal, state or any other employee payroll taxes. Columbia Care will report amounts paid to Contractor by filing Form 1099-MISC with the Internal Revenue Service as required by law.

4.	Confidentiality.

4.1       (a) Definition of Confidential Information. In this Agreement, “Confidential Information” means all information about Disclosing Party (as defined below) and its affiliates, its and their business and properties, in any form or medium and irrespective of when, how, and by whom disclosed, including, without limitation, (a) information relating to Disclosing Party’s products, financial results, statements, reports and projections, business plans, strategies, operations, regulatory approvals, acquisition plans, marketing efforts, research and development, specifications, operating procedures, techniques, data, trade secrets, and know-how, (b) any information that should reasonably be (or have been) understood by the Receiving Party (as defined below) (because of legends, markings, the circumstances of disclosure or the nature of the information itself) to be confidential and/or proprietary to Disclosing Party, (c) the existence, terms and conditions of this Agreement and the fact that discussions are taking place between the Parties concerning the Services and the status and terms thereof, (d) any analyses, summaries, reports and other materials developed by the Receiving Party that contain, reflect, are based on or are derived from any Confidential Information, and (e) any third party confidential information included with, or incorporated in, any of the foregoing. Each Party (“Disclosing Party”) may be disclosing to the other Party (“Receiving Party”) certain of its Confidential Information that the Disclosing Party desires to protect in accordance with the terms and conditions of this Agreement.

4.2       Nondisclosure and Nonuse Obligations. Except as permitted in this Section, Receiving Party shall not use, disseminate or in any way disclose the Confidential Information. Contractor may use Columbia Care’s Confidential Information solely to perform the Services for the benefit of Columbia Care. Columbia Care will make use of Contractor’s Confidential Information only for the purpose specified in Exhibit A. Receiving Party shall treat all Confidential Information with the same degree of care as Receiving Party accords to its own confidential information, but in no case shall Receiving Party use less than reasonable care. Receiving Party shall disclose Confidential Information only to those of its employees who have a need to know such information. Receiving Party certifies that each such employee will have agreed, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms and conditions at least as protective as those terms and conditions applicable to Receiving Party under this Agreement. Receiving Party shall immediately give notice to Disclosing Party of any unauthorized use or disclosure of the Confidential Information. Receiving Party shall assist Disclosing Party in remedying any such unauthorized use or disclosure of the Confidential Information. Receiving Party agrees not to communicate any information to Disclosing Party in violation of the proprietary rights of any third party.

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4.3       Exclusions from Nondisclosure and Nonuse Obligations. Receiving Party’s obligations under Section 4.2 shall not apply to any Confidential Information that Receiving Party can demonstrate: (a) was in the public domain at or subsequent to the time such Confidential Information was communicated to Receiving Party by Disclosing Party through no fault of Receiving Party; (b) was rightfully in Receiving Party’s possession free of any obligation of confidence at or subsequent to the time such Confidential Information was communicated to Receiving Party by Disclosing Party; or (c) was developed by employees of Receiving Party independently of and without reference to any Confidential Information communicated to Contractor by Disclosing Party. A disclosure of any Confidential Information by Receiving Party (x) in response to a valid order by a court or other governmental body or (y) as otherwise required by law shall not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that Receiving Party shall provide prompt prior written notice thereof to Disclosing Party to enable Disclosing Party to seek a protective order or otherwise prevent such disclosure.

4.4       Ownership and Return of Confidential Information. All Confidential Information and any materials (including, without limitation, documents, drawings, papers, diskettes, tapes, models, apparatus, sketches, designs and lists) furnished to Receiving Party by Disclosing Party are the sole and exclusive property of Disclosing Party. Receiving Party agrees to keep all Confidential Information at Receiving Party’s premises unless otherwise permitted in writing by Disclosing Party. Within five (5) days after any request by Disclosing Party, Receiving Party shall destroy or deliver to Disclosing Party, at Disclosing Party’s option, all materials in Receiving Party’s possession or control that contain or disclose any Confidential Information. Receiving Party will provide Disclosing Party a written certification of Receiving Party’s compliance with its obligations under this Section.

5.       Observance of Columbia Care Rules. At all times while on Columbia Care’s premises, Contractor will observe Columbia Care’s rules and regulations with respect to conduct, health, safety and protection of persons and property.

6.       No Conflict of Interest. During the term of this Agreement, Contractor will not accept work, enter into a contract or accept an obligation inconsistent or incompatible with Contractor’s obligations, or otherwise provide a similar scope of Services to any other company in the cannabis industry; provided, however, that Columbia Care may waive such exclusivity requirements in its sole and absolute discretion. Contractor warrants that, to the best of Contractor’s knowledge, there is no other existing contract or duty on Contractor’s part that conflicts with or is inconsistent with this Agreement. Contractor agrees to indemnify Columbia Care and its affiliates and their respective officers, directors, employees, and agents from any and all loss or liability incurred by reason of the alleged breach by Contractor of any services or employment agreement with any third party.

7.	Term and Termination.

7.1       Term. This Agreement is effective as of the Effective Date and will continue for twelve (12) months thereafter or until otherwise terminated in accordance with this Section 7.

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7.2       Termination by Columbia Care. Columbia Care may terminate this Agreement without cause at any time, with termination effective thirty (30) days after Columbia Care’s delivery to Contractor of written notice of termination. Columbia Care may also terminate this Agreement immediately for “Cause.” As used in this section, “Cause” means: (a) Contractor (i) engaging in illegal conduct that was or is materially injurious to Columbia Care or its affiliates, (ii) violating a federal or state law or regulation applicable to Columbia Care’s business which violation was or is reasonably likely to be injurious to Columbia Care, (iii) Consultant materially breaching the terms of Section 4 of this Agreement or any other confidentiality agreement or invention assignment agreement between Contractor and Columbia Care or its affiliates, (iv) being convicted of, or entering a plea of nolo contendere, to a felony or committing any act of moral turpitude, dishonesty or fraud, or the misappropriation of material property belonging to Columbia Care or its affiliates, and (v) engaging in any act that constitutes misconduct, theft, fraud, embezzlement, misrepresentation, conflict of interest or breach of fiduciary obligations or duty of loyalty to Columbia Care or its affiliates; or (b) Contractor materially breaching any provision of this Agreement other than Section 4.

7.3       Termination by Contractor. Contractor may terminate this Agreement without cause at any time, with termination effective thirty (30) days after Contractor’s delivery to Columbia Care of written notice of termination. Contractor also may terminate this Agreement immediately for a material breach by Columbia Care if Columbia Care’s material breach of any provision of this Agreement is not cured within ten (10) days after the date of Contractor’s written notice of breach.

8.	General Provisions.

8.1       Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties to the other shall be in writing and addressed to such other party at its address first set forth above, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

8.2       Successors and Assigns. Contractor may not subcontract or otherwise delegate Contractor’s obligations under this Agreement without Columbia Care’s prior written consent. Subject to the foregoing, this Agreement will be for the benefit of Columbia Care’s successors and assigns and will be binding on Contractor’s assignees.

8.3       Injunctive Relief. Contractor’s obligations under this Agreement are of a unique character that gives them particular value; Contractor’s breach of any of such obligations will result in irreparable and continuing damage to Columbia Care for which there will be no adequate remedy at law; and, in the event of such breach, Columbia Care will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

8.4       Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York. Any dispute, controversy, claim or legal actions by one party against the other shall be commenced and maintained in confidential, binding arbitration subject to a protective order against disclosure and administered by the American Arbitration Association under its Commercial Arbitration Rules. However, either party may seek an injunction from any court of competent jurisdiction to prevent a disclosure of any Confidential Information in breach or violation of this Agreement. The place of arbitration shall be New York, NY and New York law shall apply. The arbitration award shall be final and binding on the Parties and may be entered and enforced in any court having jurisdiction. Each of the parties hereby irrevocably submits to the jurisdiction of such binding arbitration for the purposes of any such dispute, controversy, or claim.

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8.5       Force Majeure. A party shall neither be held liable or responsible to the other party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any obligation under this Agreement (other than an obligation for the payment of money) to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of such party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

8.6       Severability. If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to achieve an economic effect that is as near as possible to that provided by the original provision and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

8.7       Waiver. The waiver by a party of any right hereunder, or of any failure to perform or breach by the other party hereunder, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by the other party hereunder whether of a similar nature or otherwise.

8.8       Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied representations, agreements and understandings with respect to the subject matter hereof, either oral or written, heretofore made are expressly superseded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties.

8.9       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

COLUMBIA CARE INC.

By:/s/Jesse Channon
Name: Jesse Channon
Title: Chief Growth Officer

CERES Coin LLC

By:/s/Charlie Uchill
Name: Charlie Uchill
Title: Chief Operating Officer

Signature Page to Independent Contractor Services Agreement

EXHIBIT A

Services:

As requested by Columbia Care, Services will generally include those Services as set forth below:

•	consulting services / platform exploration specifically around potential fintech solutions in Blockchain
•	Consulting with Columbia Care’s technology and innovation teams to explore the viability of a customer facing application
•	Consulting with Columbia Care’s finance team to help determine solution viability
•	Consulting with Columbia Care’s compliance teams to understand potential regulatory and corporate compliance hurdles
•	Such other specific services as may be agreed between the parties from time to time